Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The summary of the general terms and provisions of the capital stock of iMedia Brands, Inc. (the “Company”) set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Third Amended and Restated Articles of Incorporation (the “Articles”), and By-Laws of the Company (the “Bylaws,” and together with the Articles, the “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). For additional information, please read the Charter Documents and the applicable provisions of the Minnesota Business Corporation Act (the “MBCA”).

Capital Stock

The Company is authorized to issue 10,000,000 shares of capital stock, including up to 5,000,000 shares of common stock, par value of $0.01 per share (the “Common Stock”), and preferred stock (the “Preferred Stock”) having a par value as determined by the Company’s Board of Directors (the “Board”). The Board is authorized at any time and from time to time, subject to any limitations prescribed by law, to provide for the issuance of preferred stock in one or more classes and/or series, to establish the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of such series and any qualifications, limitations or restrictions thereof. The Board has authorized a series of 400,000 shares of Preferred Stock, par value of $0.01 per share, designated as the Series A Junior Participating Cumulative Preferred Stock (the “Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock may be increased or decreased by the Board, but no decrease may reduce the number of Series A Preferred Stock reserved for issuance below the number of shares thereof then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

The Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Act”), along with certain “Rights to Purchase Series A Junior Participating Cumulative Preferred Stock” (the “Rights”). On July 10, 2015, a duly authorized committee of the Board declared a dividend distribution of one Right for each outstanding share of Common Stock to shareholders of record as of the close of business on July 23, 2015 and issuable as of that date. Except in certain circumstances, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock (each one one-thousandth of a share of Series A Preferred Stock, a “Unit”) at a price of $90.00 per Unit (the “Purchase Price”). The rights of a holder of a Unit are substantially equivalent to the rights of a holder of a share of Common Stock. The description and terms of the Rights are set forth in a Shareholder Rights Plan dated as of July 13, 2015 (the “Shareholder Rights Plan”), between the Company and Wells Fargo Bank, N.A., a national banking association, which is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the SEC. Certain provisions of the Shareholder Rights Plan could have anti-takeover effects, as described below under “Potential Anti-Takeover Effects.”

Voting Rights

The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. The Articles do not permit cumulative voting in the election of directors. Subject to the rights, if any, of the holders of one or more classes or series of Preferred Stock issued by the Company, each director of the Company shall be elected at a meeting of shareholders by the vote of the majority of votes cast with respect to that director, provided that directors of the Company shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees exceeds the number of directors to be elected. Each share of Series A Preferred Stock entitles the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Company. Voting rights with respect to certain significant corporate transactions may be impacted as described below under “Potential Anti-Takeover Effects.” Holders of Common Stock may act by unanimous written consent in lieu of meeting with respect to any action required or permitted to be taken at a meeting of the shareholders.

Dividend Rights

Subject to the rights of the holders of Preferred Stock and any other class or series having a preference as to dividends over the Common Stock then outstanding, the holders of the Common Stock are entitled to receive ratably, to the extent permitted by law, such dividends as may be declared from time to time by the Board upon the terms and conditions provided by law and the Articles. Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date, a “Quarterly Dividend Payment Date”) in an amount per share equal to the greater of (a) $10.00 or (b) 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. Dividends are cumulative on outstanding shares of Series A Preferred Stock (accrued but unpaid dividends do not bear interest).

Liquidation Rights

Upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any Preferred Stock, including the Series A Preferred Stock. No distribution shall be made to the holders of shares of stock ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock have received $10.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions will be made to the holders of shares of Series A Preferred Stock unless the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as adjusted for events such as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

No Preemptive Rights

The Articles preclude any shareholder of the Company from having preemptive rights. The Common Stock has no sinking fund, conversion or exchange rights. Shares of Series A Preferred Stock are not redeemable but are subject to conversion in the event of certain significant corporate transactions as describe below under “Potential Anti-Takeover Effects.” The absence of preemptive rights for both Common Stock and Preferred Stock could result in a dilution of the interest of investors should additional capital stock be issued.

Restrictions on Amendments to the Articles

The Articles may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of the Series A Preferred Stock, voting separately as a class.

Listing

The Common Stock is currently traded on the Nasdaq Capital Market under the symbol “IMBI.”

Potential Anti-Takeover Effects
The Charter Documents and the MBCA contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult. The following are some of the more significant anti-takeover provisions that are applicable to the Company:
Automatic Conversion of Series A Preferred Stock into Common Stock
In the event the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment set forth below) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Cumulative Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

The Shareholder Rights Plan

The provisions of the Shareholder Rights Plan could have the effect of delaying, deferring, or preventing a change of control of the Company and could discourage bids for the Common Stock at a premium over the market price of the Common Stock. The Rights initially trade together with the Common Stock and are not exercisable. Subject to certain exceptions specified in the Shareholder Rights Plan, the Rights will separate from the common stock and become exercisable following (i) the tenth calendar day after a public announcement or filing that a person or group has become an “Acquiring Person,” which is defined as a person who has acquired, or obtained the right to acquire, beneficial ownership of 4.99% or more of the Common Stock then outstanding, subject to certain exceptions, or (ii) the tenth calendar day (or such later date as may be determined by the Board) after any person or group commences a tender or exchange offer, the consummation of which would result in a person or group becoming an Acquiring Person. If a person or group becomes an Acquiring Person, each Right will entitle its holders (other than such Acquiring Person) to purchase one Unit at a price of $90.00 per Unit. A Unit is intended to give the shareholder approximately the same dividend, voting and liquidation rights as would one share of Common Stock, and should approximate the value of one share of Common Stock. At any time after a person becomes an Acquiring Person, the Board may exchange all or part of the outstanding Rights (other than those held by an Acquiring Person) for shares of Common Stock at an exchange rate of one share of Common Stock (and, in certain circumstances, a Unit) for each Right.

The Rights will expire upon certain events described in the Shareholder Rights Plan, including the close of business on the date of the third annual meeting of shareholders following the Company’s last annual meeting of shareholders at which the Shareholder Rights Plan was most recently approved by shareholders, unless the Shareholder Rights Plan is re-approved by shareholders at that third annual meeting of shareholders. However, in no event will the Shareholder Rights Plan expire later than the close of business on July 13, 2025. The Plan was approved by the Company’s shareholders at the 2019 annual meeting of shareholders.

Special Meetings of Shareholders; Shareholder Action by Unanimous Written Consent; and Advance Notice of Shareholder Business Proposals and Nominations
Section 302A.433 of the MBCA provides that special meetings of the Company’s shareholders may be called by the Company’s chief executive officer, chief financial officer, two or more directors, or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting demanded by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. Section 302A.441 of the MBCA also provides that action may be taken by shareholders without a meeting only by unanimous written consent. The Bylaws provide an advance written notice procedure with respect to shareholder proposals of business and shareholder nominations of candidates for election as directors. Shareholders at an annual meeting are able to consider only the proposals and nominations specified in the notice of meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder that has delivered timely written notice in proper form to the Company’s Secretary of the business to be brought before the meeting.
Control Share Provision
Section 302A.671 of the MBCA applies, with certain exceptions, to any acquisition of the Company’s voting stock (from a person other than the Company and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the acquiring person owning 20% or more of the Company’s voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by both (i) the affirmative vote of the holders of a majority of the shares entitled to vote, including shares held by the acquiring person, and (ii) the affirmative vote of the holders of a majority of the shares entitled to vote, excluding all interested shares. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.
Business Combination Provision
Section 302A.673 of the MBCA generally prohibits the Company or any of its subsidiaries from entering into any merger, share exchange, sale of material assets or similar transaction with a 10% shareholder within four years following the date the person became a 10% shareholder, unless either the transaction or the person’s acquisition of shares is approved prior to the person becoming a 10% shareholder by a committee of all of the disinterested members of the Board.
Takeover Offer; Fair Price

Under Section 302A.675 of the MBCA, an offeror may not acquire shares of a publicly held corporation within two years following the last purchase of shares pursuant to a takeover offer with respect to that class, including acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless (i) the acquisition is approved by a committee of the board’s disinterested directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer, or (ii) shareholders are afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.
Greenmail Restrictions
Under Section 302A.553 of the MBCA, a corporation is prohibited from buying shares at an above-market price from a greater than 5% shareholder who has held the shares for less than two years unless (i) the purchase is approved by holders of a majority of the outstanding shares entitled to vote or (ii) the corporation makes an equal or better offer to all shareholders for all other shares of that class or series and any other class or series into which they may be converted.
Authority of the Board
The Board has the power to issue any or all of the shares of the Company’s capital stock, including the authority to establish one or more series of Preferred Stock, setting forth the designation of each such series and fixing the relative rights and preferences for each such series, without seeking shareholder approval in most instances. In addition, under the Bylaws, the Board has the right to fill vacancies of the Board (including a vacancy created by an increase in the size of the Board).

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